                                                       October 18, 1994



Re:  Distribution of Asarco Common Stock by MIM


CS First Boston Corporation
Park Avenue Plaza
55 East 52nd Street
New York, NY  10055

Gentlemen:

      This letter sets forth the agreement among M.I.M. Holdings Limited ("MIM"), ASARCO Incorporated ("Asarco"), and CS First Boston Corporation on behalf of itself and its affiliates (collectively, the "Lead Underwriter") with respect to all underwritten public offerings pursuant to the agreements currently contemplated by the parties hereto by or through the Lead Underwriter of Asarco Common Stock currently owned by M.I.M. Holdings Limited (the "MIM Asarco Stock").

      The Lead Underwriter agrees with MIM and ASARCO to use its best efforts to arrange as wide a distribution as reasonably practicable of the MIM Asarco Stock. Accordingly, in the absence of the prior consent of Asarco, the Lead Underwriter agrees not (i) to sell more than 1,000,000 shares of Asarco Common Stock to any purchaser; (ii) to sell any shares of Asarco Common Stock to any person or group who has filed a Schedule 13D with respect to Asarco continuing to reflect ownership of more than 5% of Asarco's Common Stock and (iii) to sell any shares of Asarco Common Stock to any purchaser which the Lead Underwriter is aware is acting in concert with any other person for the purpose of acquiring more than 1,000,000 shares of Asarco Common Stock in the offering. Asarco waives any right of first refusal it may have in connection with any underwritten offering so arranged.

      Kindly sign and return one of the enclosed copies of this letter to confirm your acceptance of the foregoing instructions from MIM and ASARCO and that the foregoing agreement constitutes a valid and binding obligation of the Lead Underwriter.

                        Very truly yours,


M.I.M. HOLDINGS LIMITED             ASARCO Incorporated



By /s/ David M. Munro               By /s/ Kevin Morano
   David M. Munro                      Kevin R. Morano
   Secretary and General Counsel       Chief Financial Officer


Confirmed and Agreed:


CS FIRST BOSTON CORPORATION



By /s/ Alan H. Howard
   Alan H. Howard
   Director